EXHIBIT 10.52

SEPARATION AND SETTLEMENT AGREEMENT WITH GENERAL COMPLETE RELEASE OF ALL CLAIMS

This SEPARATION AND SETTLEMENT AGREEMENT WITH GENERAL COMPLETE RELEASE OF ALL CLAIMS (this “Agreement”) is made by and between Elite Data Services, Inc. (the “Company”) and Steven Frye (“Mr. Frye”), with respect to the voluntary resignation tendered by Mr. Frye as Chief Executive Officer, Chief Financial Officer, and President of the Company via the Resignation Letter, dated December 6, 2015 (the “Resignation Letter”).

WHEREAS, Mr. Frye accepted the position as Chief Executive Officer, Chief Financial Officer, and President of the Company as effective September 30, 2013;

WHEREAS, the Company accepted Mr. Frye’s resignation effective December 7, 2014 (the “Separation Date”);

NOW, THEREFORE, for and in consideration of the terms and conditions contained in this Agreement, the mutuality and sufficiency of which are now and forever acknowledged, the parties do agree as follows, intending to be legally bound:

1.

Settlement Compensation. For past services rendered of the Company, the Company shall issue to Mr. Frye Three Hundred Ninety-One Thousand Three Hundred Eighty-Six (391,386) Shares equivalent to $54,794 compensable for services rendered;

2.	Tax Treatment. The Company and its agents and assigns make no representations or warranties as to the treatment of the transactions and compensation contemplated hereunder by any taxing authorities.

3.	Mutual Releases.

a.

For and in partial consideration of the provision of the benefits outlined in Section 1 payment of the Total Sum and the other terms of this Agreement, Mr. Frye, for himself and his heirs, successors, and assigns, does hereby completely release and forever discharge the Company, and their respective present, future, and former corporate parents, subsidiaries and affiliates, their respective predecessors and successors in interest, their respective present, future, and former directors, officers, partners, plan administrators, shareholders, joint venturers, employees, agents, attorneys, and representatives, the assigns of any of the foregoing, and any other person, firm, or corporation for which any of the foregoing may be legally responsible or which may be legally responsible for any of them (collectively, “Mr. Frye Released Parties”), from all claims, rights, demands, actions, obligations, liabilities, and causes of action for any and every kind, which Mr. Frye may now have, has ever had, or may in the future have, whether known or unknown, arising from or in any way connected to Mr. Frye’s rendered services.

1

4.

Covenant Not to Sue. Mr. Frye represents and covenants that he has not filed, and will never file at any time after the Effective Date, in any state or federal court any claim or cause of action of any kind whatsoever, based upon the Mr. Frye Released Claims.

5.

Finality and Generality of Release. It is understood and agreed that this is a full, complete, and final release and waiver covering all known and unknown, anticipated and unanticipated injuries, debts, claims, or damages to Mr. Frye, which may have arisen or which may arise in connection with Mr. Frye’s Released Claims. It is understood and agreed that this Agreement is intended to be a full and complete release of Mr. Frye’s claims against the Company. Notwithstanding the foregoing, this Agreement does not act as a waiver of either party’s rights with respect to claims that arise from events or facts occurring after the Effective Date or from the other party’s failure to perform its obligations under the terms of this Agreement.

6.

Entitlement. Mr. Frye and Company agree that if either party is found by a court of last resort and competent jurisdiction to have breached any of the terms of this Agreement, the party found to have been the breaching party will be entitled to pay for all attorney fees and expenses resulting for the breach.

7.

Consultation with Counsel. Mr. Frye and Company acknowledge and represent that they have had an opportunity to review this Agreement, an opportunity to consult with an attorney, and that they understand the Agreement’s contents and legal effects.

8.	Governing Law, Jurisdiction and Venue. This Agreement is made and performed in Nashville, Tennessee, and shall be construed in accordance with the laws of the State of Tennessee.

9.	Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, its other provisions shall remain fully valid and enforceable.

10.	Counterparts. This Agreement may be executed in duplicate original counterparts, which executed original counterparts together shall be construed as one document.

11.

Entire Agreement. This Agreement incorporates the entire understanding between the parties and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

Elite Data Services, Inc.

By:	/s/ Charles Rimlinger	By:	/s/ Steven Frye
	Charles Rimlinger Chief Executive Officer		Steven Frye

Dated: June 15, 2015		Dated: June 15, 2015